EXHIBIT 10.30
Digital Signage
Wireless Ronin Technologies
Hardware Partnership
Agreement

Introduction
The purpose of this document is to present a hardware partnership agreement (this “Agreement”) between Richardson Electronics Ltd. (“Richardson” or “Richardson Electronics”) and Wireless Ronin Technologies, Inc.,
Once this Agreement has been executed, Richardson Electronics will provide Wireless Ronin Technologies, Inc., with a level of service and support that allows Wireless Ronin Technologies, Inc., to focus its core energies on the continued growth and development of content development and delivery solutions products and services.
This agreement will cover the following topics:
1.	The standard configuration of each of the hardware packages offered, including complete Bills of Materials and additional accessories offered.

2.	Pre-sales procedures, which include workstation consulting, package pricing and quotations, as well as the product evaluation procedure.

3.	The purchasing process for Wireless Ronin Technologies, Inc., and customers of Wireless Ronin Technologies, Inc., (“Wireless Ronin Technologies, Inc., Customers”) through Richardson Electronics.

4.	Logistics management.

5.	Hardware warranty, service and product replacement coverage.
Appendices
A)	Richardson Electronics Generic Bill of Materials and List Prices

B)	Customer Qualifying Form

C)	Richardson Electronics, Ltd. Terms and Conditions of Sale
Package Configurations
The products and packages contained in Appendix A are identified by Richardson Electronics as Hardware Partnership specific product packages. Part numbers, Generic Bill of Materials, Manufacturers Part Numbers and descriptions are included for each.
See Appendix A.
Notes:
1.	Each package will consist of the hardware listed, and supporting documentation to include user manuals and installation manuals/procedures.

2.	All packages, unless otherwise specified, include a standard warranty, covered elsewhere in this document.

3.	The appropriate software drivers will be included with each package. Should Richardson Electronics be notified of an upgrade in the software drivers, Richardson agrees to inform Wireless Ronin Technologies, Inc., of the update, which Wireless Ronin Technologies, Inc., customers need to be made aware of the change, and supply an appropriate means to obtain the new driver(s).

4.	The addition or introduction of new products or alternative configurations to this hardware offering can be made at the request of Wireless Ronin Technologies, Inc. The pricing and other special terms, if any, relating to such new products or alternative configurations shall be mutually agreed upon. Richardson Electronics will offer consultative assistance to Wireless Ronin Technologies, Inc., in choosing new products, but will not be responsible for the actual approval of these products and their subsequent decision to introduce them into the Wireless Ronin Technologies, Inc., hardware offering. Any products added as a result may be sold exclusively to Wireless Ronin Technologies, Inc., Customers if agreed upon by both parties.

5.	Additional accessories to the above packages may include, but are not limited to the following:
a.	Custom mounting solutions for displays as required by the Wireless Ronin Technologies, Inc., Customer, including wall and ceiling mounts, or carts and tables (mobile or fixed) as required or requested by the Wireless Ronin Technologies, Inc., Customer.

b.	Custom cabinets, such as painting the Wireless Ronin Technologies, Inc., logo on the bezel of the display for a specific project or projects, or any other custom after-market modification.

c.	Additional accessories not identified or included within the outlined packages will be sold to Wireless Ronin Technologies, Inc., under the standard Richardson part numbers.

The pricing and other special terms of sale for additional accessories shall be mutually agreed.
Pre-Sales Procedures
Richardson Electronics understands that many Wireless Ronin Technologies, Inc., Customers and Prospects will request product information, technical specifications, evaluations and a level of consulting with regards to hardware selection for use in their facilities. Wireless Ronin Technologies, Inc., sales representatives are currently performing the above functions, and Richardson agrees to the following:

1.	Wireless Ronin Technologies, Inc., shall notify Richardson Electronics regarding which accounts they are actively pursuing (“Wireless Ronin Technologies, Inc., Prospects”). All customer information provided by Wireless Ronin Technologies, Inc., to Richardson with regard to a particular Digital Signage project referral is Wireless Ronin Technologies, Inc., Confidential Information covered by the Mutual Non Disclosure Agreement (NDA) previously entered into by and between Wireless Ronin Technologies, Inc., and Richardson on , 2006.

2.	Appendix B is a Pre-sales Customer Qualification Form. This form will be used by both Wireless Ronin Technologies, Inc., and Richardson employees for pre-quote or pre-project qualification purposes. If a Wireless Ronin Technologies, Inc., employee chooses to fill out the form, an electronic copy will be turned over to Richardson for customer processing.

3.	If a Wireless Ronin Technologies, Inc., Prospect contacts Richardson directly for a product price quote, Richardson will fill out the Customer Qualification Form referred in paragraph 2 and provide a formal quote using the part numbers in Appendix A. This quote will be based on quantities and customer information identified on the form and will be offered on a per project basis.

4.	The following shall apply with respect to sales of Touch Screen LCD displays and components and related accessories for use in the Wireless Ronin Technologies, Inc., product line of Digital Signage Units directly by Richardson to an Wireless Ronin Technologies, Inc., Customer (other than Wireless Ronin Technologies, Inc., itself):
a.	Richardson accepts full responsibility of all receivables generated by such orders from the end user.

b.	Richardson agrees to pay Wireless Ronin Technologies, Inc., an agreed upon commission upon receipt of complete payment of each given invoice from the Wireless Ronin Technologies, Inc., Customer. All commissions will be paid within 30 days of the end of each fiscal month once Richardson has received complete invoice payment from the customer.

c.	Commission payments will not be made in advance. Commission payments will be in the form of a check payable to Wireless Ronin Technologies, Inc., and will include a complete listing of the invoices from which the total commission payment has been generated. Commissions will not be paid on rejected orders.

d.	The commission will be payable at a percentage of the total hardware package, determined on a case by case basis, prior to any applicable freight, taxes, duty, insurance, handling or similar charges, and determined on a per project basis.

e.	Except as otherwise specifically provided in this Agreement such sales shall be made on Richardson’s Standard Terms and Conditions of Sale in effect at the time of the sale, a copy of which as currently in effect are attached hereto as Appendix C. Richardson reserves the right to change or modify such Standard Terms and Conditions of Sale. Should Richardson grant credit terms to an Wireless Ronin Technologies, Inc., Customer, Richardson’s Standard Credit Terms shall apply.
5.	Richardson will provide consultative assistance to Wireless Ronin Technologies, Inc., as required, to support such Wireless Ronin Technologies, Inc., Prospects on a first come first served basis. Project consulting services will not be offered to multiple software vendors competing on the same Digital Signage project. Any Digital Signage Consulting project with Wireless Ronin Technologies, Inc., that results in a product or concept remains the exclusive product of Wireless Ronin Technologies, Inc. This does not preclude Richardson from providing independent hardware quotations to competing software vendors on the same Digital Signage project. Richardson guarantees that hardware quotations to competing software vendors will be based upon information provided by the competing vendor and not upon Confidential Information provided by Wireless Ronin Technologies, Inc., to Richardson as defined in the NDA. This assistance will take the form of direct consultation with the Wireless Ronin Technologies, Inc., sales representative, direct consultation with the Wireless Ronin Technologies, Inc., technology configuration specialists, or direct consultation with the Wireless Ronin Technologies, Inc., Prospect in conjunction with the above personnel.

6.	Hardware evaluations are the responsibility of Wireless Ronin Technologies, Inc., unless specifically requested. Requests for joint, or Richardson supported, product demonstrations should be made to Richardson’s U.S. (Americas) V.P. Sales, Mike Craig, or an alternatively appointed contact, for consideration and review.
Hardware Ordering Procedures
It is understood that Wireless Ronin Technologies, Inc.’s current business model may also favor a reseller situation, whereby Wireless Ronin Technologies, Inc., contracts and accepts hardware orders directly from Wireless Ronin Technologies, Inc., Customers (a “Reseller Situation”). If this is the preference, the parties agree to the following:
1.	Wireless Ronin Technologies, Inc., will place orders with Richardson Electronics for hardware and/or software identified on the Generic Bill of Materials list (found in Appendix A), on a project-by-project basis. Accessories may also be purchased.

2.	Once an order is received, Richardson will confer with the Wireless Ronin Technologies, Inc., technology configuration specialists to ensure that delivery dates and shipping instructions are in accordance with those of the Digital Signage software being provided.

3.	Richardson, if it has determined to accept the order, will enter the order and schedule the hardware shipment in accordance with item 2 above. If Richardson rejects any order, Richardson shall notify Wireless Ronin Technologies, Inc., of such rejection within five (5) days of receiving the order; such notification shall state the reasons for such rejection. Acceptance of any order by Richardson shall not be unreasonably withheld.

4.	Richardson will verbally notify the appropriate Wireless Ronin Technologies, Inc., contact upon release of any order and offer shipping information whenever available.

5.	Richardson will provide copies of all invoices, to include product serial numbers (as applicable) associated with these orders, to Wireless Ronin Technologies, Inc.

6.	Wireless Ronin Technologies, Inc., must pay all invoices within thirty (30) days from the date of installation or Net 45, whichever is first.

7.	Except as otherwise specifically provided in this Agreement such sales shall be made on Richardson’s Standard Terms and Conditions of Sale in effect at the time of the sale, a copy of which as currently in effect are attached hereto as Appendix C. Richardson reserves the right to change or modify such Standard Terms and Conditions of Sale. If payment for any such sale is not made on the date specified as due or any other amount due Richardson by Wireless Ronin Technologies, Inc. Richardson may, in addition to any remedies available at law or equity, delay or cancel any unshipped order and charge a late payment fee of the lesser of 1 1/2% per month or the maximum amount permitted by law. The exercise by Richardson of any right or remedy shall not preclude the exercise of any other right or remedy all of which may be exercised concurrently or sequentially.
Reseller Situation Procedures
In a Reseller Situation, Wireless Ronin Technologies, Inc., shall enter into an agreement with the Wireless Ronin Technologies, Inc., Prospect, which, among other things, shall cover the sale of the system package. Wireless Ronin Technologies, Inc., may quote and charge the Wireless Ronin Technologies, Inc., Prospect such amounts for the system package as Wireless Ronin Technologies, Inc., at its sole discretion, deems reasonable. Richardson will extend to Wireless Ronin Technologies, Inc., a “to be determined” discount from the “Suggested List Price” on part numbers listed in Appendix A. Wireless Ronin Technologies, Inc., shall pay Richardson the discounted pricing as identified. Wireless Ronin Technologies, Inc., shall absorb any deviations of actual price to the customer from the Suggested List Pricing in Appendix A. Subject to Wireless Ronin Technologies, Inc.’s payment, Wireless Ronin Technologies, Inc., shall have sole responsibility for establishing and collecting fees, and shall be entitled to retain all fees and charges payable by the Wireless Ronin Technologies, Inc., Customer, for the purchase of the system package and installation, support and maintenance, or any services provided by Wireless Ronin Technologies, Inc., in connection therewith.

Partnership Logistics
The logistics of any agreement are extremely important for ensuring effective sales, support and service processes. As a value added distributor, Richardson Electronics shall provide the following, with monthly input from Wireless Ronin Technologies, Inc.
1.	Richardson will maintain hardware inventory levels that ensure timely delivery of all products used within the hardware packages identified, subject to force majeure issues.

2.	Stock levels will be maintained according to existing business demands, internally generated forecasts and more importantly, forecasts provided by Wireless Ronin Technologies, Inc.

3.	To facilitate the inventory management process, Wireless Ronin Technologies, Inc., will provide Wireless Ronin Technologies, Inc., Customer activity forecasts to Richardson on a monthly basis. These forecasts will be used by Richardson to determine the minimum and maximum inventory levels for all hardware used in the various Wireless Ronin Technologies, Inc., product configurations.

4.	In the event an order is received and products falling under this Agreement are Not In Stock (NIS) or on order, standard factory lead times on display products could be as long as sixty (60) to ninety (90) days. All products quoted for project-based business will be scheduled for delivery based upon projections from sub-contractors or manufacturers. Richardson will work directly with Wireless Ronin Technologies, Inc., and the Wireless Ronin Technologies, Inc., Customers to ensure the best lead-time possible for all components.

5.	Richardson will report any lead-time issues to Wireless Ronin Technologies, Inc., on an as required basis to ensure that all sales representatives are capable of providing Wireless Ronin Technologies, Inc. Customers with accurate delivery and installation information.

6.	All hardware is delivered FOB manufacturer.
Product Warranty, Service and Advance Replacement Product Guarantee
All warranties are passed on from the manufacturer and the following further applies:
1.	Hewlett Packard Workstations have a 3 warranty. All Richardson manufactured PCs have a 1 year depot level repair warranty with an extended warranty available.

2.	All product warranties commence immediately upon shipment of goods.

3.	All product service and warranty issues must be called into the Richardson Electronics Display Systems Group (Custom) Inside Sales Team at (800) 222-2787 for distribution and/or resolution.

4.	Product Managers and Field Applications Engineers will determine the severity of any problem and outline an appropriate plan of action. Return authorization numbers will be assigned for any product that requires repair or service at the original equipment manufacturer (“OEM”) repair facility.

5.	Customers may reach a Richardson Product Manager or Inside Sales Team Member from 8:00 AM EST until 6:00 PM EST. Calls placed after hours will be returned the following morning.

6.	Richardson agrees to offer Wireless Ronin Technologies, Inc., and Wireless Ronin Technologies, Inc., Customers a combination of responsive pre-and-post sales telephone support and assistance, and guarantees the hardware purchased will operate per the manufacturer’s specifications. Any Wireless Ronin Technologies, Inc., Customer quotes, sales, complaints or issues will be handled directly by Jackie Listecki (or another assigned member of the DSG Custom Sales Team) at Richardson Electronics.

7.	Richardson agrees to directly manage all hardware related issues with Wireless Ronin Technologies, Inc., the Wireless Ronin Technologies, Inc., Customer (as necessary) and the hardware OEM.

8.	All repairs will be performed at the OEM repair facility or OEM designated repair facility.

9.	All hardware that is non-functional (“DOA”) on arrival at the customer site will be replaced with new hardware, under the following conditions:
a.	It is the responsibility of Wireless Ronin Technologies, Inc., to promptly notify Richardson of any DOA hardware known to be delivered to a Wireless Ronin Technologies, Inc., customer site.

b.	Upon verification that the hardware in question is DOA, a Return Authorization (RA) number will be assigned and the DOA hardware must be returned to Richardson Electronics immediately.

c.	Richardson Electronics will endeavor to supply product replacements for DOA hardware as quickly as possible, within 48 hours as the target.
10.	Any product recalls that occur will be managed on a case-by-case basis. Recalled products, once repaired, will be shipped directly to the location specified by Wireless Ronin Technologies, Inc., or the Wireless Ronin Technologies, Inc., Customer.

11.	Richardson will not be held accountable financially for any loss of wages, commissions or business that is directly or indirectly related to a vendor initiated product recall.

12.	In the event of a catastrophic failure of a particular product or component, Richardson Electronics will endeavor to supply replacement products or components in as timely a manner as possible, dependant upon OEM availability and the extent of the failure.
Additional Processes
Richardson Electronics shall supply hardware and software upgrades to Wireless Ronin Technologies, Inc., on an as necessary basis. Should Richardson become aware of an available upgrade to any equipment sold to Wireless Ronin Technologies, Inc., or a Wireless Ronin Technologies, Inc., Customer, Richardson will notify the Wireless Ronin Technologies, Inc., technology configuration specialists and inform them of the upgrade details, cost and availability. Unlike product recalls, the choice to implement an upgrade must be left to the Wireless Ronin Technologies, Inc., Customer, and Richardson can only act as a consultant to Wireless Ronin Technologies, Inc.
Miscellaneous
The term of this agreement is one year from the date fully executed below. This agreement shall automatically renew for one-year terms unless terminated by either party, with or without cause, on thirty days written notice.
In addition, list based prices found in Appendix A will be reviewed on a quarterly basis. If necessary, adjustments will be made and the Appendix will be reissued as a revision. These reviews and/or changes have no bearing on price negotiations offered under special Projects that occur within the quarter, as specified under this contract.
The parties are independent contractors, and no agency, partnership, franchise, joint venture or employment relationship is intended or created by this agreement. Neither party shall make any warranties or representations on behalf of the other party.
Richardson Electronics shall not be liable to Wireless Ronin Technologies, Inc., or any Wireless Ronin Technologies, Inc., Customer for any failure to perform or delay in performance of its obligations hereunder or under any order caused by an act of God; outbreak of hostilities; riot, civil disturbance, acts of terrorism, blockades, sabotage, or war; fire, explosion, flood, storm, earthquake, epidemic, or accident; theft, malicious damage, strike, lock-out or industrial action of any kind; transportation or communication conditions; curtailment or failure to obtain electrical or other energy supplies; curtailment or termination of franchises or other supplier agreements, or shipments or deliveries of products from suppliers; supplier or customer caused delays; inability to obtain labor, materials, products, or manufacturing facilities; compliance with any law, regulation, or order, whether valid or invalid, acts of any government body or instrumentality thereof.
Except for any action seeking the exercise of the equitable powers of a court, all disputes arising out of or in connection with this Agreement (including but not limited to any questions regarding its existence, validity or termination), shall be resolved by arbitration before three arbitrators in Chicago, Illinois, in accordance with the rules then obtaining of the American Arbitration Association. The decision of the arbitrators shall be final and binding on the Parties, and judgment may be entered in a court of competent jurisdiction. This agreement to arbitrate shall be specifically enforceable.
This Agreement shall be construed in accordance with the laws of the State of Illinois (without regard to the provisions thereof governing conflicts of laws). Each Party consents, for the sole purpose of and limited to any equitable relief sought by a Party, to the jurisdiction of the courts of the State of Illinois for the purpose of enforcing the rights and obligations created under this Agreement. Except as expressly provided in the paragraph above, with respect to arbitration, the exclusive venues for all disputes which arise under this Agreement and involve the exercise of injunctive or other equitable powers of a Court (as contemplated by the preceding sentence of this paragraph) shall be the Circuit Court of Cook County, Illinois.
If any provision of this Agreement or the application thereof to any circumstances shall be determined by a court of competent jurisdiction to be unenforceable or invalid, then such unenforceability or invalidity shall not affect the enforcement or validity of this Agreement as applied to other circumstances.
Conclusion
The undersigned Richardson Electronics and Wireless Ronin Technologies, Inc., parties accept the contents of this Agreement. Questions regarding the content of this Agreement should be directed to Michael Craig, Vice President, Sales and Marketing at Richardson Electronics or Stephen E. Jacobs, Executive Vice President at Wireless Ronin Technologies, Inc.
Signed this 14 day of September, 2006.

/s/ Larry C. Blaney Larry Blaney Executive Vice President- General Manager
Display Systems Group
Richardson Electronics, Ltd.
Signed this 8 day of September, 2006.

/s/ Jeffrey C. Mack Jeffrey Mack, President and CEO
Wireless Ronin Technologies, Inc.

APPENDIX A

Part Number	Qty	Description	Cost
Mechanical/Kiosk
FAB-00494-01	2	Stand Foot		$16.00
FAB-00495-01	2	Stand Leg, Weldment		$30.00
FAB-00496-01	1	Stand Leg, Brace		$10.20
FAB-00497-01	1	Stand Tray, Lower		$12.75
FAB-00498-01	1	Stand Tray, Upper		$20.30
FAB-00499-01	1	Stand Tray Cover		$18.30
FAB-00500-01	1	Stand Tray, End Plate		$4.95
FAB-00501-01-R	1	Bracket, Speaker Mounting		$4.95
FAB-00501-01-L	1	Bracket, Speaker Mounting		$4.50
FAB-00502-01	2	Bracket, Speaker Wing		$4.50
FAB -00503-01	2	Bracket, Speaker Offset		$4.50
FAB-00513-01	1	Speaker Housing, Front		$15.00
FAB-00514-01	1	Speaker Housing, Back		$4.00
Electrical
WR-4021	1	Innovox Speaker (mono)		$63.00
	1	Speaker Cable		$6.00
	1	Belkin Power Strip (2 outlet)		$25.00
Computer/Electronics
HP 7600 3GHz	1	Slim line computer	$	TBD
Cisco 1100	1	WLAN Antenna		$315.00
PC32001	1	32” Touch Monitor		$2095.00
PXPort	1	Port Switch/cable		$35.00

A-1

Appendix B

Customer Qualification Form

Date Prepared:	Date Modified:

Customer Information

Customer	Project	DSM

Address	Annual Qty	DSM Extension

Phone #	Proto Date	Contact Date

Fax #	Production Date	Application

Notes	Model#	Competition

Total Opportunity $

Display	Touch Panel/Shield Info(Choose One)		Mounting Options	Agency Approvals

Type	☐ 4 Wire Resistive	☑ RS232 (Serial)	☑ Floor	☐ UL 60950
Size	☐ 5 Wire Resistive	☑ USB	☑ Wall	☐ CSA 60950
Resolution:	☐ 8 Wire Resistive	☑ Touch Pen	☑ Ceiling	☐ UL 60601 (Medical)
Mfr	☐ SAW	☐ Protective Glass	☑ Custom	☐ CE
	☐ Capacitive ☐ DST		☐ N/A	☐ FCC “A” (Commercial)
☐ FCC “B” (Residential)
☐ RoHS
☐ Other [specify]

Enhancements	A/R Treatment	Video Requirements	Cables	PC	Enclosure Type

☐ Standard Bright	☐ Anti Reflection Film	☐ analog (HD-15)	☐ LCD Interface Cable	☐ HP	☐ Standard Enclosure
		☐ NTSC/PAL/ SECAM (RCA)	☐ Inverter Cable ☐ AC Line Cord	☐ IBM ☐ Custom	☐ Custom Enclosure ☐ Black
☐ High Bright	☐ Anti Reflection Glass	☐ DVI	☐ Custom (specify):		☐ Beige
		☐ Audio			☐ Custom:
High Bright Output:	☐ Anti Reflection Acrylic	☐ TV Tuner
☐ HD SDI

☐ LED (white)	☐ Anti Refl Polycarbonate	☐ Single Board Comptr	Software

☐ CCFL only		(SBC) Attach specs	☐ Windows Vista
☐ Films only			☐ Windows XP
☐ CCFLs&Films			☐ Other

Shipping/Packing

☐ OEM Packaging	☐ Custom Box/Foam	☐ Other:

General Notes

Customer Spec:	☐ Drawings/Specs Attached
Customer Drawings:

Special Requirements

Quote Worksheet
Qty	MFG	MFG#	Description	Cost	Leadtime

Approvals	Signature	Date	Customer Quote	Qty	Resale

Engineering

Project Eng

Operations

APPENDIX C
RICHARDSON ELECTRONICS, LTD.
TERMS AND CONDITIONS OF SALE
Richardson Electronics, Ltd. (“Seller”) desires to provide its customers with prompt and efficient service; however, to negotiate individually the terms and conditions of each sales contract would substantially impair Seller’s ability to provide such service. Accordingly, goods or services furnished by Seller under the invoice with which these terms are provided (“Products”) are exclusively and expressly provided on the terms and conditions stated herein. Notwithstanding any terms or conditions on Customer’s order, Seller’s performance of any contract is made expressly conditional on Customer’s agreement to Seller’s Terms and Conditions of Sale set forth herein. In the absence of such additional signed agreement between the parties, commencement of performance and/or delivery shall be for Customer’s convenience only and shall not be deemed or construed to be acceptance of Customer’s terms and conditions, or any of them. If a contract is not earlier formed by mutual agreement in writing, acceptance of any Product shall be deemed acceptance by Customer of the terms and conditions stated herein.
PRICING AND QUOTATIONS: Published prices are subject to change without notice. All quotations are subject to the terms and conditions contained herein unless otherwise agreed to in writing by Seller. Unless otherwise stated in the written quotation, quoted prices are firm for 30 days of Seller’s written quotation; otherwise, prices are as in effect at the time of shipment. Prices are quoted exclusive of transportation, insurance, and taxes. Prices do not include license fees, customs fees, duties or any other charges related thereto. Customer will pay any and all shipping charges, premiums, taxes, fees, duties, documentation, handling and other charges related thereto and shall hold Seller harmless there from; provided that, if Seller, in its sole discretion, chooses to make any such payment, Customer shall reimburse Seller, in full, upon demand. Prices include Seller’s standard packaging only.
ORDER ACCEPTANCE AND TERMS OF SHIPMENT: All orders shall be subject to acceptance by Seller only at Sellers corporate headquarters. Seller requires a $500 minimum order value; which it may waive in its sole discretion for verifiable business reasons. All accepted orders will be shipped FOB point of shipment with the freight paid by Customer. For Customer-paid freight, Seller will use reasonable efforts to employ Customer’s written shipping instructions; provided that, such instructions (1) shall be adequate to protect the Products from damage in shipping; (2) shall be consistent with industry standards for shipping such Product; and (3) will not cause undue delay in shipping or additional costs to Seller. Delivery shall occur at the time the Product has been delivered at the FOB point.
PERFORMANCE: Seller will attempt to ship Customers order within 24 hours of order acceptance unless a later date is specified by Customer in writing. Seller shall not be liable, under any circumstances, for any damage or loss to Customer or its employees, contractors, licensees, customers or agents (collectively “Agents”), due to delay of shipment, including, without limitation, consequential and incidental damages and any incremental cost incurred by the Customer or its Agents in the obtaining of replacement goods. “Time is of the essence” terms will not apply to any orders accepted by Seller. Seller is under no obligation to inform the Customer of any delays in Sellers agreed upon shipment dates. Seller may ship partial orders and

Customer agrees to accept and pay for such partial shipments. Seller retains the exclusive right to allocate its inventories in any manner whatsoever to serve its customers.
CANCELLATION: Except as agreed in writing signed by the parties, orders are non-cancelable by Customer. Customer may not cancel the remaining order of any partial shipment except as provided in this section.
CUSTOMER ACCEPTANCE OF PRODUCT: The Products shall be deemed accepted, except as to warranty claims, by Customer if: 1) Customer does not inform Seller within 30 days of shipment of non-compliance with the order as accepted by Seller; or 2) notwithstanding the foregoing, the Product is used by Customer or its Agents, regardless of whether resold.
PAYMENT TERMS: Unless Customer has established an approved credit line or pre-payment is made, payment is due immediately upon Customer’s receipt of and in exchange for the Product. For approved credit lines (subject to submission of Seller’s standard Application for Credit, review and approval by Seller and Customer’s execution of Seller’s Credit Terms and Conditions), Seller’s payment terms are net 30 days from the date of installation or net 45, whichever is first. Non-credit foreign shipments (outside U.S. and Canada) may be handled under the following methods: Prepayment, Sight Draft, or Irrevocable Letter of Credit. Partial shipments will be billed by Seller as made and payments therefore are subject to the applicable terms above. Customer shall have no right to offset or withhold payment. Customer agrees that
Seller may charge, and Customer will pay, interest at one and one-half (1.5%) percent per month on all invoices remaining unpaid after thirty (30) days from the invoice date. Customer agrees to pay all costs, including reasonable attorneys’ fees, incurred in any collection efforts for outstanding balances.
PROPRIETARY RIGHTS: Prices quoted and charged are for the Products only and do not include technical data, proprietary rights of any kind (including moral rights), patent rights, or qualification, environmental or other testing.
WARRANTY: Seller operates as a distributor and as a manufacturer.
For Distributed Products: As a distributor, Seller stocks and sells products offered by several manufacturers. The warranties offered on Seller’s “distributed” products are those offered by Seller’s suppliers only. These warranties are available to Seller’s customers upon request.
For Seller Manufactured Products: products manufactured by Seller are sold under several names. These products also carry varied warranties and the warranty periods are available to the Customer upon request. As a manufacturer, Seller warrants that Products supplied to its customers and manufactured by Seller will be free from defects in material and workmanship for the period of the warranty. Repair, or at Seller’s option, credit (as described below) for an equitable portion of the purchase price or replacement of defective parts shall be the sole and exclusive remedy under the warranty. THE WARRANTIES IN THIS SECTION (“WARRANTY”) ARE EXPRESSLY IN LIEU OF AND EXCLUDES ALL OTHER WARRANTIES, EXPRESS AND/OR IMPLIED INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, AND OF FITNESS FOR A PARTICULAR PURPOSE, USE OR APPLICATION AND FOR ALL OTHER OBLIGATIONS OR LIABILITIES ON THE PART OF SELLER, UNLESS SUCH OTHER WARRANTIES, OBLIGATIONS OR LIABILITIES ARE EXPRESSLY AGREED TO IN WRITING BY

SELLER. SELLER MAKES NO WARRANTIES WITH RESPECT TO YEAR 2000/DATE CAPABILITIES. BECAUSE SOME JURISDICTIONS DO NOT ALLOW LIMITATIONS ON HOW LONG AN IMPLIED WARRANTY LASTS, THE ABOVE LIMITATIONS MAY NOT APPLY TO CUSTOMER.
Warranty Criteria: The following criteria must be met by Seller’s customers prior to Seller’s consideration of any warranty claim: 1) the warranty claim must be made within the applicable warranty period; 2) claims must include: i) the Product type (including any applicable serial number), ii) original invoice number and date, iii) reason for the return and (iv) a good faith estimate of the time in service (if the Product has been installed into Customer’s or its Agent’s equipment); 3) Customer must obtain a Return Authorization (“RA”) from Seller; and 4) Customer is responsible for all transportation charges for the returned Product, including proper packaging (shipping damages, resulting from improper packaging, are the responsibility of Customer). Final disposition of returned Product will often require consultation with Seller’s suppliers. Seller may, at its discretion and upon Customer request and payment therefore, send a replacement Product prior to such disposition. Once Seller and its supplier make a determination on the warranty claim, Seller will either return the Product (repaired if appropriate) to Customer; or provide a credit to Customer’s account for an equitable portion of the purchase price. Credits provided herein may only be used against the future purchase of products from Seller within 180 days after issuance to Customer’s account.
LIMITATION OF LIABILITY: SELLER’S AGGREGATE LIABILITY ARISING OUT OF OR IN ANY WAY RELATED TO THE PRODUCTS SHALL NOT, UNDER ANY CIRCUMSTANCES, EXCEED THE PAYMENT, IF ANY, RECEIVED BY SELLER FOR THE PRODUCTS FURNISHED OR TO BE FURNISHED, AS THE CASE MAY BE, WHICH IS THE SUBJECT OF THE CLAIM OR DISPUTE. IN NO EVENT SHALL SELLER BE RESPONSIBLE FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR ANY DAMAGES RESULTING FROM LOSS OF USE, DATA OR PROFITS, WHETHER IN CONTRACT, TORT, STRICTLY LIABILITY OR HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. BECAUSE SOME JURISDICTIONS DO NOT ALLOW LIMITATIONS ON THE EXCLUSION OR LIMITATION OF LIABILITY FOR CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, THE ABOVE LIMITATIONS MAY NOT APPLY TO CUSTOMER.
DISPUTES: All disputes, under any contract with Seller, shall be resolved in a court of competent jurisdiction for the location of Seller’s corporate headquarters and/or in a court specified by Seller in order to secure jurisdiction over third parties. Customer hereby consents to the jurisdiction of such court or courts and agrees to appear in any such action upon written notice thereof. No action, regardless of form, arising out of or in any way connected with the Products may be brought by Customer more than one year after the cause of action has accrued. All contracts, expressed or implied, entered into by Seller, shall be construed under and governed by the laws of the location of Seller’s corporate headquarters. If any part, provision or clause of the terms and conditions of sale, or the application thereof to any person or circumstances, is held invalid, void or unenforceable, such holding shall not affect and shall leave valid all other parts, provisions, clauses or applications of the terms and conditions remaining, and to this end the terms and conditions shall be treated as severable.

MISCELLANEOUS: Any assignment by Customer of any contract hereunder without the written consent of Seller shall render the contract void and shall relieve Seller of any future performance responsibilities. These terms and conditions together with any other documents incorporated herein by reference, constitute the entire agreement between the parties hereto pertaining to the Products and expressly supersede any and all prior written or oral agreements or understandings. The terms and conditions herein may only be modified in writing signed by the parties. No course of prior dealings, written or oral, between the parties, no usage of trade nor acceptance or acquiescence in a course of performance rendered under this Agreement shall be consider a waiver of any future rights under this Agreement, nor shall be relevant to supplement, explain or be relevant to determine the meaning of the terms of this Agreement even though the accepting or acquiescing party has knowledge of the nature of the performance and opportunity for objection. Seller shall not be liable to Customer for any failure to perform or delay in performance of its obligations hereunder caused by an act of God; outbreak of hostilities; riot, civil disturbance, acts of terrorism, blockades, sabotage, or war; fire, explosion, flood, storm, earthquake, epidemic, or accident; theft, malicious damage, strike, lock out or industrial action of any kind; transportation or communication conditions; curtailment or failure to obtain electrical or other energy supplies; curtailment or termination of franchises or other supplier agreements, or shipments or deliveries of products from suppliers; supplier or Customer caused delays; inability to obtain labor, materials, products, or manufacturing facilities; compliance with any law, regulation, or order, whether valid or invalid, acts of any government body or instrumentality thereof. Customer agrees that the Products will not be exported directly or indirectly, separately, or as part of a system, without first obtaining a license from the U.S. Department of Commerce or any other appropriate agency of the U.S. or Canadian Government, as required.